EXHIBIT 11
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                                      EARNINGS PER SHARE CALCULATIONS - PRIMARY AND FULLY DILUTED
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For the year ended December 31:
(Restated for stock splits)                                                   1993               1992               1991
Primary
Net income                                                               $127,902,000        $111,091,000       $92,981,000
Deduct dividends on preferred stock                                                 0                   0                 0
Income for Primary E.P.S. Calculation                                    $127,902,000        $111,091,000       $92,981,000

Average common shares                                                      40,500,375          40,063,456        40,017,162
Common stock equivalents                                                      247,941             293,335           227,415
Shares for Primary E.P.S. Calculation                                      40,748,316          40,356,791        40,244,577

Primary E.P.S.                                                                  $3.14               $2.75             $2.31


Fully Diluted
Net income                                                               $127,902,000        $111,091,000       $92,981,000
Add back interest on convertible debt
   (net of income tax)                                                              0             101,000         2,433,000
Income for Fully Diluted E.P.S. Calculation                              $127,902,000        $111,192,000       $95,414,000

Average common shares outstanding                                          40,500,375          40,063,456        40,017,162
Common stock equivalents                                                      247,941             349,025           339,102
Additional common shares issuable to
   preferred shareholders and debt holders                                          0             685,089         2,746,482
Shares for Fully Diluted E.P.S. Calculation                                40,748,316          41,097,570        43,102,746

Fully Diluted E.P.S.                                                            $3.14               $2.71             $2.21
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